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                                                            Exhibit 99(a)(1)(b)

                   SOTHEBY'S OFFER TO EXCHANGE STOCK OPTIONS

                                 ELECTION FORM

                      TO TENDER ELIGIBLE OPTIONS PURSUANT
                            TO THE OFFER TO EXCHANGE
                              DATED MARCH 1, 2004

    The right to tender Eligible Options pursuant to the Offer will commence on March 1, 2004 and will expire at 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, unless the Offer is extended by Sotheby's Holdings, Inc. (Capitalized terms not otherwise defined herein shall have the same meaning as in the Offer to Exchange).

    I have received Sotheby's Holdings, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock or Cash dated March 1, 2004, (the 'Offer'), to all holders of stock options eligible to be tendered pursuant to the Offer, except as otherwise listed in the Offer.

    If you choose to tender your Eligible Options and you subsequently change your mind, you must complete, and the Company must receive, a Notice of Withdrawal prior to the Expiration Date. If you choose NOT to tender your Eligible Options and you subsequently change your mind, you must complete, and the Company must receive, a new Election Form prior to the Expiration Date.

    By completing and submitting this Election Form in accordance with the instructions attached hereto prior to 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004 (the 'Expiration Date'), I elect to tender my options eligible to be tendered pursuant to the Offer (the 'Eligible Options').

    [ ] Please check the box if this Election Form is intended to amend and replace an Election Form that you previously submitted.

    Use this Election Form (i) to tender Eligible Options pursuant to the Offer
(ii) to change your previous election with respect to the Offer.

    By signing below, I acknowledge that:

        (a) Eligible Options tendered by me on this Election Form are tendered subject to the terms and conditions of the Offer, a copy of which I acknowledge having received and read in full. I understand that by accepting the Offer with respect to any Eligible Options, I must tender all Eligible Options. There are no partial tenders.

        (b) The Company's acceptance for exchange of Eligible Options tendered pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer. All authority in this Election Form will survive my death or incapacity, and all of my obligations in this Election Form will be binding upon my heirs, personal representatives, successors and assigns.

        (c) If the Company accepts my Eligible Options for exchange and cancels them, I acknowledge that I will have no right, title or interest to my tendered Eligible Options and this Election Form will serve as an amendment to the option agreement(s) covering the Eligible Options that I tendered and those option agreement(s) shall be void and of no further effect.

        (d) I recognize that as set forth in Section 16 of the Offer to Exchange, the Company may terminate or amend the Offer and reject or postpone its acceptance and cancellation of any Eligible Options tendered for exchange.

        (e) Sotheby's has advised me to consult with my own financial and tax advisor before deciding whether or not to participate in the Offer.

        (f) I have received and read the instructions attached to this form and by signing this Election Form, I agree to be bound by the additional terms and conditions set forth in the instructions attached hereto.




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    All questions as to the number of Eligible Options to be accepted for exchange, and the validity, form, eligibility, (including time of receipt), and acceptance for exchange of any tender of Eligible Options will be determined by Sotheby's in its sole discretion.

    I understand that Options that are accepted will be cancelled by Sotheby's unless prior to 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, (or a later Expiration Date if Sotheby's extends the Offer), (i) I submit a Notice to Withdraw from the Offer that is properly completed and has a date later than the date of this Election Form or (ii) Sotheby's terminates the Offer.

-----------------------------------     --------------------------------------
Date                                    Name

-----------------------------------     --------------------------------------
Signature                               Home Address

    This Election Form must be received either via electronic delivery or via hand delivery to the contact person for your location by 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, or if the Offer is extended, prior to the extended expiration of the Offer. SEE ATTACHED INSTRUCTIONS.

        NOTICE TO EMPLOYEES OUTSIDE THE UNITED STATES ON DATA PROTECTION

    In connection with the administration of the Offer, we may be required to transfer your personal data to other offices in Sotheby's worldwide organization, or to third parties in the normal course of business or as required by law (e.g. transfer agents, etc.). This may involve the transfer of information to countries which do not offer equivalent protection of personal data as that offered in your country. Of course, all personal information given to and held by Sotheby's is treated confidentially, and all third parties will be held to the same level of confidentiality.